Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER NET INCOME OF $616 MILLION
OR $1.47 PER DILUTED SHARE

Riverwoods, IL, July 19, 2016 - Discover Financial Services (NYSE: DFS) today reported net income of $616 million or $1.47 per diluted share for the second quarter of 2016, as compared to $599 million or $1.33 per diluted share for the second quarter of 2015. Net income included a non-recurring tax benefit of $44 million which contributed $0.11 to diluted earnings per share.

Second Quarter Highlights

•	Total loans grew $2.9 billion, or 4%, from the prior year to $71.9 billion.

•	Credit card loans grew $2.3 billion, or 4%, to $57.2 billion and Discover card sales volume increased 2% from the prior year.

•
Total net charge-off rate excluding PCI loans increased 11 basis points from the prior year to 2.27% and the total delinquency rate over 30 days past due excluding PCI loans increased 11 basis points from the prior year to 1.60%.

•	Direct to consumer and affinity deposits grew $4.6 billion, or 16%, from the prior year to $34.1 billion.

•	Payment Services transaction dollar volume for the segment was $44.8 billion, down 6% from the prior year.

•	Income tax expense includes a one-time benefit of $44 million related to the resolution of certain tax matters.

“During the second quarter, we achieved loan growth within our target range and delivered strong profitability,” said David Nelms, chairman and CEO of Discover. “We also announced plans to increase our dividend and share repurchases, which we expect will result in one of the highest total yields among CCAR banks over the next four quarters.”

Segment Results:

Direct Banking

Direct Banking pretax income of $868 million in the quarter decreased $46 million from the prior year as higher net interest income and lower operating expenses were offset by higher provision for loan losses and lower other income.

Total loans ended the quarter at $71.9 billion, up 4% compared to the prior year. Credit card loans ended the quarter at $57.2 billion, up 4% from the prior year. Personal loans increased $525 million, or 10%, from the prior year. Relative to the prior year, private student loans increased $205 million, or 2%, and grew $752 million, or 15%, excluding purchased student loans.

Net interest income increased $115 million, or 7%, from the prior year, driven by loan growth and higher net interest margin. Net interest margin was 9.95%, up 32 basis points from the prior year. Card yield was 12.42%, an increase of 38 basis points from the prior year due to portfolio mix and the prime rate increase. Interest expense as a percent of total loans increased 9 basis points from the prior year primarily due to higher market rates and funding mix.

Other income decreased $72 million, or 15%, from the prior year driven primarily by increased promotional rewards and the lack of mortgage origination revenue, as the prior year included $28 million in income related to the now discontinued mortgage operation. In addition, protection products revenue was lower by $9 million.

The delinquency rate for credit card loans over 30 days past due was 1.63%, up 8 basis points from the prior year and down 5 basis points from the prior quarter. Credit card net charge-off rate for the second quarter was 2.39%, up 11 basis points from the prior year and 5 basis points from the prior quarter. The personal loans net charge-off rate of 2.38% increased by 28 basis points from the prior year. The student loan net charge-off rate excluding purchased credit-impaired ("PCI") loans was 1.10%, up 8 basis points from the prior year.

Provision for loan losses of $411 million increased $105 million from the prior year primarily due to a reserve build. The reserve build for the second quarter of 2016 was $27 million, driven primarily by loan growth, while the second quarter of 2015 included a $41 million reserve release.

Expenses decreased $16 million, or 2%, from the prior year mostly driven by the closure of the mortgage origination business, partially offset by higher regulatory and compliance costs. The prior year included $62 million in expenses related to the mortgage origination business that was subsequently closed. Employee compensation increased mostly due to higher staffing levels driven in part by regulatory and compliance activities as well as higher salaries. Professional fees were slightly lower than the prior year, primarily due to a $7 million decrease in look back related anti-money laundering remediation expenses to $12 million.

Payment Services

Payment Services pretax income was $30 million in the quarter, up $2 million from the prior year as lower revenues were more than offset by expense reductions.

Payment Services transaction dollar volume was $44.8 billion, down 6% from the prior year. PULSE transaction dollar volume was down 9% year-over-year due to the loss of volume from a large debit issuer. Diners Club International volume was up $0.4 billion, or 6%, from the prior year driven by growth in Asia.

Share Repurchases

During the second quarter of 2016, the company repurchased approximately 7.8 million shares of common stock for $425 million. Shares of common stock outstanding declined by 1.9% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Tuesday, July 19, 2016, at 4:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at
https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Contacts:

Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2015 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).